Exhibit 99.1

SRA ANNOUNCES FINANCIAL RESULTS FOR SECOND

QUARTER OF FISCAL YEAR 2008

•	Revenue up 19% year over year to $382 million

•	Operating income up 35% to $29.7 million

•	Diluted EPS of $0.30, up $0.05 excluding sale of Mantas in December 2006 quarter

•	Named for Ninth Straight Year to FORTUNE® List of “100 Best Companies to Work For”

FAIRFAX, Va. – February 5, 2008 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced operating results for the second quarter of fiscal year 2008, which ended December 31, 2007.

Revenue for the quarter was $382.0 million, up 19% from $321.0 million in the December 2006 quarter. Revenue grew 3% organically, and the acquisitions of RABA Technologies and Constella Group added 16%. Operating income for the quarter was $29.7 million, for an operating margin of 7.8%. Net income was $18.0 million, for a net margin of 4.7%. Diluted earnings per share for the quarter were $0.30, up $0.05 year over year excluding the one-time gain from the sale of the Company’s interest in Mantas Inc. in the December 2006 quarter.

SRA President and CEO Stan Sloane said, “We won several strategically valuable contracts in the December quarter, and we’re optimistic that our expanding pipeline will yield additional opportunities for growth in the coming months. We are also pleased to have been selected by FORTUNE® magazine as one of the ‘100 Best Companies to Work For’ for the ninth consecutive year. Our employees and culture remain the foundation of our success.”

CFO and Executive Vice President for Operations Steve Hughes added, “Our margins were strong again this quarter, given solid labor services revenue growth and good cost management. At the same time, we were able to continue investing more in marketing and sales to drive future growth.”

New Business Awards

The Company won new business in the second quarter with potential value of $328 million, if all options are exercised. As of December 31, 2007, the Company’s backlog of signed business orders was $3.9 billion, an increase of 5% year over year.

Major highlights of recent competitive contract awards include:

•

National Institutes of Health (NIH), Center for Information Technology (CIT). SRA won a four-year, $48 million contract to provide network support services for NIH. Under the contract, SRA will continue to perform network and systems engineering, operations and maintenance, software development, network security and maintenance support.

•

Department of Homeland Security (DHS), Immigration and Customs Enforcement (ICE). The Company was awarded a three-year, $18 million contract to continue providing law enforcement analysis and information technology support services to the DHS ICE Office of Investigations. The contract involves analytical support, as well as database development and sustainment.

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•

U.S. Agency for International Development (USAID). USAID awarded the Company three contracts in the December quarter to perform HIV/AIDS policy and advocacy research for countries around the world. The programs, two of which were task orders under the Health Policy Initiative contract vehicle, have a total value of $39 million.

SRA’s largest contract award in the December quarter was a $67 million task order for a Civil government customer. A more detailed announcement will be provided pending customer approval.

The Company was also awarded several multiple-award, indefinite delivery/indefinite quantity (ID/IQ) contracts in the December quarter. ID/IQ vehicles are not included in the Company’s quarterly bookings total, but they provide a solid foundation for future growth. The largest ID/IQ award that SRA received in the quarter was a five-year, multiple-award vehicle with a $1 billion ceiling to provide IT services for an intelligence customer.

Other Highlights

FORTUNE® magazine selected SRA as one of the “100 Best Companies to Work For” for the ninth consecutive year. The list is based on the most extensive employee survey in corporate America, with responses from nearly 100,000 employees from more than 400 companies. SRA’s nine-year tenure on the FORTUNE® list is the longest of any company in its industry.

Forward Guidance

The Company is issuing initial guidance for the third and fourth quarters of fiscal year 2008 and updating its forward guidance for fiscal year 2008 provided on November 7, 2007. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions SRA might make in the future.

Measure	Quarter Ending March 31, 2008	Quarter Ending June 30, 2008	Fiscal Year Ending June 30, 2008
Revenue (in millions)	$380-$395	$385-$400	$1,511-$1,541
Diluted EPS	$0.30-$0.31	$0.31-$0.33	$1.22-$1.25
Diluted Share Equivalents (in millions)	59.9	60.3	59.7

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-287-9905 (U.S./Canada) or 706-643-7540 (Other) with passcode 30691168. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call from February 5 through February 19, 2008 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (Other) and entering passcode 30691168.

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About SRA International, Inc.

SRA is a leading provider of technology and strategic consulting services and solutions — including systems design, development, and integration; and outsourcing and managed services — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for contingency and disaster response planning, information assurance, business intelligence, environmental strategies, enterprise architecture, infrastructure management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for nine consecutive years. The Company’s 6,400 employees serve clients from its headquarters in Fairfax, Virginia, and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including guidance about future financial results and statements about the estimated value of contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2007. In addition, the forward-looking statements included in this press release represent our views as of February 5, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 5, 2008.

Contacts

Dave Keffer	Steve Hughes
Vice President, Investor Relations	CFO and Executive VP, Operations
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 502-7732
david_keffer@sra.com	steve_hughes@sra.com

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Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Revenue	$382,015	$321,045	$746,142	$625,079
Operating costs and expenses:
Cost of services	286,029	244,742	560,998	472,801
Selling, general and administrative	59,872	48,929	112,990	97,333
Depreciation and amortization	6,424	5,310	12,591	10,050

Total operating costs and expenses	352,325	298,981	686,579	580,184

Operating income	29,690	22,064	59,563	44,895
Interest expense	(752)	(10)	(1,605)	(20)
Interest income	889	1,481	2,488	3,334
Gain on sale of Mantas, Inc.	—	3,674	—	3,674

Income before taxes	29,827	27,209	60,446	51,883
Provision for income taxes	11,836	10,526	23,996	20,079

Net income	$17,991	$16,683	$36,450	$31,804

Earnings per share:
Basic	$0.31	$0.30	$0.63	$0.57

Diluted	$0.30	$0.29	$0.61	$0.55

Weighted-average shares:
Basic	57,663,214	56,221,091	57,475,124	56,101,361

Diluted	59,599,737	58,436,359	59,376,343	58,200,431

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	31-Dec-07	30-Jun-07
Current assets:
Cash and cash equivalents	$104,577	$212,034
Restricted funds	293	—
Accounts receivable, net	344,631	262,409
Prepaid expenses and other	28,157	26,370
Deferred income taxes, current	10,454	5,860

Total current assets	488,112	506,673

Property and equipment, net	41,471	36,685

Other assets:
Goodwill	388,375	256,530
Identified intangibles, net	41,844	30,849
Deferred income taxes, noncurrent	9,746	8,163
Deferred compensation trust	8,507	8,784
Other assets	12,163	—

Total other assets	460,635	304,326

Total assets	$990,218	$847,684

Current liabilities:
Accounts payable and accrued expenses	$130,514	$110,897
Accrued payroll and employee benefits	86,072	81,711
Billings in excess of revenue recognized	15,163	16,980

Total current liabilities	231,749	209,588

Long-term liabilities:
Long-term debt	50,000	—
Other long-term liabilities	27,651	12,641

Total long-term liabilities	77,651	12,641

Total liabilities	309,400	222,229

Stockholders' equity	680,818	625,455

Total liabilities and stockholders' equity	$990,218	$847,684

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	31-Dec-07	31-Dec-06
Cash flows from operating activities:
Net income	$36,450	$31,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,591	10,050
Stock-based compensation	4,886	5,923
Deferred income taxes	(4,542)	539
Gain on sale of Mantas, Inc.	—	(3,674)
Loss on disposal of property and equipment	744	—
Working capital changes, net of the effect of acquisitions	(28,632)	(9,844)

Net cash provided by operating activities	21,497	34,798

Cash flows from investing activities:
Capital expenditures	(6,650)	(6,102)
Sales and maturities of investments	—	9,764
Acquisition of RABA Technologies, net of cash acquired	—	(94,237)
Acquisition of Constella Group, LLC, net of cash acquired	(185,955)	—
Proceeds from sale of Mantas, Inc.	—	3,674

Net cash used in investing activities	(192,605)	(86,901)

Cash flows from financing activities:
Issuance of common stock	10,063	5,976
Tax benefits of stock option exercises	4,184	3,106
Borrowings (repayments) under credit facility, net of associated financing costs	49,676	—
Purchase of treasury stock	(272)	(44)

Net cash provided by financing activities	63,651	9,038

Net decrease in cash and cash equivalents	(107,457)	(43,065)
Cash and cash equivalents, beginning of period	212,034	173,564

Cash and cash equivalents, end of period	$104,577	$130,499

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$1,185	$20

Income taxes	$34,466	$26,659

Cash received during the period:
Interest	$2,761	$3,297

Income taxes	$729	$370

Reconciliation Between Reported Net Income and Net Income Excluding Gain On Sale of Mantas Inc. (Unaudited)

(in thousands, except share and per share amounts)

The Company has presented net income, as adjusted, to show the effect that the gain on the sale of Mantas, Inc. had on the Company’s earnings per share. The Company believes that these non-GAAP financial measures provide useful information to investors because they allow investors to compare the Company’s current performance to prior performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	31-Dec-07	31-Dec-06
Net income, as reported	$17,991	$16,683
Gain on sale of Mantas, Inc.	—	(3,674)[1]
Tax effect from the gain on sale of Mantas, Inc.	—	1,433	[2]

Net income excluding gain on sale of Mantas, Inc.	$17,991	$14,442

Adjusted earnings per share:
Basic	$0.31	$0.26

Diluted	$0.30	$0.25

Adjusted weighted-average shares:
Basic	57,663,214	56,221,091

Diluted	59,599,737	58,436,359

[1]	Adjusted to eliminate the gain resulting from the sale of Mantas, Inc.
[2]	Adjusted to eliminate the tax effect of the adjustment described in Note 1 at the consolidated marginal tax rate of 39.0%.

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	31-Dec-07	31-Dec-06	% Increase
Total Revenue, as reported	$382,015	$321,045	19.0%
Plus: Revenue from acquired companies for the comparable prior year period	—	51,415

Organic Revenue	$382,015	$372,460	2.6%